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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                              Commission File Number (333-34793)

                   NEWCOURT EQUIPMENT TRUST SECURITIES 1998-1
             (Exact name of registrant as specified in its charter)

            650 CIT Drive Livingston, New Jersey 07039 (973) 740-5000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                   NEWCOURT EQUIPMENT TRUST SECURITIES 1998-1
                   $356,497,828 Class A-1 Receivable-Backed Notes
                   $130,150,001 Class A-2 Receivable-Backed Notes
                   $447,036,959 Class A-3 Receivable-Backed Notes
                   $101,856,522 Class A-4 Receivable-Backed Notes
                   $ 42,440,218 Class B Receivable-Backed Notes
                   $ 22,634,783 Class C Receivable-Backed Notes
                   (Title of each class of securities covered by this Form)
                                       None

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]        Rule  12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]        Rule  12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]        Rule  12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]        Rule  15d-6            [x]
            Rule 12h-3(b)(1)(i)  [x]

         Approximate number of holders of record as of the certification or
notice date:   45

         Pursuant to the requirements of the Securities Exchange Act of 1934, NEWCOURT EQUIPMENT TRUST SECURITIES 1998-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 31, 2001         NEWCOURT EQUIPMENT TRUST SECURITIES 1998-1
                                By:   Capita Corporation (formerly known as
                                      AT&T Capital Corporation), the servicer


                                      By: /s/ Frank Garcia
                                         ----------------------------
                                      Name:  Frank Garcia
                                      Title:    Senior Vice President